__________________, 2005

Mr. Andrew Pritchard
Cantor Fitzgerald & Co.
135 East 57th Street
New York, New York 10022

Re: YUPS Indicative Value Index Calculation
    ---------------------------------------

Dear Mr. Pritchard:

You have advised us that a series of YUPS Trusts (the "Trusts") are expected to issue Depositary Receipts, representing an undivided beneficial ownership in the common stock of a publicly-traded company (the "Common Stock") and a series of zero-coupon U.S. Treasury Securities maturing quarterly during the three-year term of the Trusts, as more fully described in each of the prospectuses (such
Depositary Receipts hereinafter being referred to as the "YUPS"). Since you intend to list the YUPS for trading on the American Stock Exchange (the "Amex"), you have requested that the Amex act as the daily Calculation Agent (the
"Calculation Agent") for each Trust of a per-share estimate of the portfolio of securities represented by a round lot of 100 YUPS, the YUPS Indicative Value
Index, (the "Index") and that we disseminate each Index on an ongoing basis over the Consolidated Tape Association's Network B ("Network B").

This letter responds to your request and is intended to set forth the terms and conditions under which the Amex will act as the Calculation Agent in connection with the listing and trading on the Amex of the YUPS.

         1. On each day the Amex is open for business (a "Business Day"), the
Amex, as Calculation Agent, will (i) calculate and disseminate over Network B to market data vendors a per-share estimate of one (1) YUPS determined with respect to a calculation of the value of the Index based on the most recent sale prices of the underlying Common Stock reported by the primary exchange, trading systems or markets on which the Common Stock is listed or traded, and the midpoint of the most recently reported bid and ask prices for the U.S. Treasury Securities in the Trust at approximately 15-second intervals during regular Amex business hours; and (ii) calculate and disseminate over Network B to market data vendors a per-share estimated closing value of one (1) YUPS determined with respect to the closing value of the Index on such Business Day based on the closing prices of the underlying securities in the Index. In addition, on each Business Day the
Amex will make available to the public, on request, the current formula used by the Amex to calculate the Index.

         2. As more fully described in the prospectuses for each Trust, the shares of Common Stock in each Index remain fixed during the life of the Trust, except for changes due to corporate events, such as stock splits or reverse stock splits, on the underlying securities. The U.S. Treasury Securities included in each Index will decrease each quarter as the Trust distributes proceeds from the maturity of a series of the zero-coupon U.S. Treasury
Securities.

         3. The Amex acknowledges that Cantor Fitzgerald owns all proprietary rights to the Indexes and that the Amex has no property interest whatsoever therein. The Amex agrees not to knowingly take any action which would interfere with the ability of Cantor Fitzgerald to exercise all of its proprietary rights with respect to the Indexes.

         4. In all references to each Index in any registration statement, prospectus, or other document relating to the Trust, where appropriate, it shall be made clear that the Amex in no way sponsors, endorses or is otherwise involved in the Trust and that it disclaims any liability to any party for any inaccuracy in the data on which the Index is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the Index, or for the manner in which it is applied in connection with the YUPS. The Amex shall be furnished with a copy of any offering documents as soon as they are available for distribution.

         5. Cantor Fitzgerald acknowledges that (i) the Amex may disseminate
Index values and/or the results of the trading of the YUPS, if applicable, on the Amex trading floor, over Network B, and other Amex data feeds to news media and market data vendors and receive any appropriate tape revenue, (ii) Cantor
Fitzgerald shall not be entitled to receive any payment with respect to the aforementioned dissemination of Index values and/or results of YUPS trading on the Amex, and (iii) the Amex has the right to refer to the Indexes in connection with trading on the Amex of the YUPS, including the use of advertisements, brochures, and other informational materials.

         6. In order to avoid, insofar as reasonably possible, any error, omission, or delay in the calculation and dissemination of the Indexes, the Amex will obtain the information used to compute the Index from sources believed to be reliable, will maintain reasonable control checks on the procedures by which the Indexes are computed, and will take all reasonable measures to maintain its computer equipment and software in good operating condition. If requested by
Cantor Fitzgerald at its cost, as an additional safeguard, the Amex will have a back-up calculation computed either on its own or on its behalf as a means to cross-check the accuracy of the primary calculation. The Amex does not, however, guarantee the accuracy and completeness of the data on which the Indexes are based or the actual computation of the Indexes, nor shall it be responsible for any delays in the computation or dissemination of such Indexes. The Amex will exercise its best efforts to correct or cause to be corrected any error or omission in the Indexes and to minimize any delays in the computation or dissemination thereof.

         7. Cantor Fitzgerald agrees that the Amex shall not be liable for, and
Cantor Fitzgerald shall make no claim against the Amex with respect to, any error, omission, or delay in computation or dissemination of the Indexes, including any such error, omission, or delay (i) resulting from an act, condition, or cause beyond the reasonable control of the Amex, or (ii) alleged to be attributable to negligence on the part of the Amex and/or its agents.

         8. Cantor Fitzgerald agrees to defend and indemnify the Amex against any and all claims, liability, judgments, costs or expenses of any kind
(including reasonable attorneys' fees and expenses) which it incurs as a result of any third party claim against the Amex alleging liability for any damages, losses, or expenses relating to any alleged infringement of such third party's proprietary rights in the Indexes, provided that Amex notifies Cantor Fitzgerald promptly of any such claim and that Cantor Fitzgerald may assume full control of its defense.

         9. In no event will either party be liable to the other for special, incidental, punitive, indirect or consequential damages or damages from loss of use, profits, or business opportunities, in contract, tort or otherwise, even if either party shall have been advised in advance of the possibility of such loss, cost or damages, arising out of or in connection with this agreement.
Notwithstanding the foregoing, the limitations on liability of this Paragraph 9 will not apply to the indemnification obligations pursuant to Paragraph 8.

         10. Neither Cantor Fitzgerald nor Amex makes any warranty, express or implied, as to results to be obtained by any person or entity from the use of the Indexes, trading of any securities (including derivative securities) based on the Indexes, or any data included therein. Neither Cantor Fitzgerald nor Amex makes any warranty, express or implied, and each hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use, with respect to the Indexes or any data included therein.

         11. It is understood that the Amex will be acting as Calculation Agent solely with respect to the Indexes and solely in connection with, and for the duration of, the listing of the YUPS issued by the Trusts. In consideration for the calculation agent services to be performed by the Amex under this letter agreement during the three-year term of each Trust, Cantor Fitzgerald agrees to pay the Amex a fee of $6,000 per year for each Index calculation payable first on the date that each Trust is first listed for trading on the Amex and thereafter on the first and second anniversaries of such date.

         12. The term of this Agreement shall cover Trusts issued within five
(5) years from the date hereof.

         13. Any communication between Cantor Fitzgerald and the Amex relating to the Indexes should be directed as follows:

         To Cantor Fitzgerald :                   Cantor Fitzgerald & Co.
         ----------------------                   135 East 57th Street
                                                  New York, New York 10022
                                                  Attn:  Andrew Pritchard
                                                 (212) 938-5000

         To Amex:                                 American Stock Exchange
         --------                                 86 Trinity Place (10th FL/22)
                                                  New York, NY  10006-1881
                                                  Attn:  Scott Ebner
                                                 (212) 306-1805

If the terms of this Agreement are acceptable to you, please so indicate by signing in the space provided below and returning a copy of this letter to the undersigned.

                                       Sincerely,

Accepted and Agreed to:
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Cantor Fitzgerald & Co., Inc.

By:
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    Name:
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    Title:
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Dated:
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